SECURITIES PURCHASE AGREEMENT


                           Dated as of March 12, 1998


                                     between


                         GENERAL ACCEPTANCE CORPORATION

                                       and

                               CIHC, INCORPORATED




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                                TABLE OF CONTENTS

Section                                                                  Page
-------                                                                  ----

     1.  Definitions...................................................    1

     2.  The Purchase of Securities
         2.1.  Sale and Purchase of Securities.........................    7
         2.2.  Use of Proceeds.........................................    7

     3.  Conditions Precedent
         3.1.  Conditions to the Purchase..............................    8

     4.  Representations and Warranties of the Purchaser
         4.1.  Organization............................................    9
         4.2.  Due Execution, Delivery and Performance
               of the Agreement........................................    10
         4.3.  Investment Representation...............................    10

     5.  Representations and Warranties of the Company
         5.1.  Corporate Existence; Compliance with Law................    11
         5.2.  Corporate Power; Authorization;
               Enforceable Obligations.................................    11
         5.3.  SEC Documents...........................................    12
         5.4.  Absence of Certain Changes or Events....................    13
         5.5.  No Default..............................................    13
         5.6.  Employment Matters......................................    13
         5.7.  Other Ventures..........................................    14
         5.8.  Taxes...................................................    14
         5.9.  No Litigation...........................................    15
         5.10. Other Contracts.........................................    15
         5.11. Licenses................................................    16
         5.12. Capital Structure of the Company........................    16
         5.13. Broker's or Finder's Fee................................    16
         5.14. Disclosure..............................................    17

     6.  Affirmative Covenants
         6.1.  Maintenance of Existence and Conduct
               of Business.............................................    17
         6.2.  Payment of Obligations..................................    17
         6.3.  Books and Records.......................................    18

    7.   Securities Law Matters........................................    18

    8.   Miscellaneous
         8.1.  Press Releases..........................................    18

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     Section                                                               Page
     -------                                                               ----

         8.2.   Expenses.................................................   18
         8.3.   Indemnification..........................................   18
         8.4.   Assignment...............................................   19
         8.5.   Remedies.................................................   19
         8.6.   Waiver of Jury Trial.....................................   19
         8.7.   Arbitration..............................................   19

         8.8.   Severability.............................................   20
         8.9.   Parties..................................................   20
         8.10.  Conflict of Terms........................................   20
         8.11.  Governing Law............................................   20
         8.12.  Notices..................................................   20
         8.13.  Survival.................................................   21
         8.14.  Section Titles...........................................   22
         8.15.  Counterparts.............................................   22







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                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, dated as of March 12, 1998 by and among GENERAL ACCEPTANCE CORPORATION, an Indiana corporation (the "Company") and CIHC, INCORPORATED, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, upon the terms and conditions hereinafter provided, the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, 16,000,000 shares of common stock of the Company (the "Common Stock" or the "Securities") for $4,000,000.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

I.       DEFINITIONS

         In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

         "Affiliate"  shall mean,  with  respect to any Person,  (i) each Person that, directly or indirectly, owns or controls, whether of record or beneficially, or as a trustee, guardian or other fiduciary, 5 percent or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (iii) each of such Person's officers, directors and general partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition the Purchaser shall not be deemed to be an Affiliate of the Company or any of the Affiliates of the Company by reason of the purchase of the Securities.

         "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Securities Purchase Agreement as the same may be in effect at the time such reference becomes operative.

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         "Algood  Debentures"  shall  collectively  mean those 12%  Subordinated
Convertible Notes of like tenor and effect as the Debentures in the aggregate sum of up to $4,750,000 issued to J.G. Algood, M.L. Algood, Janet Algood, and R.E. Algood dated April 11, 1997 and September 16, 1997 in such aggregate principal amount.

         "Algood Family" shall mean Malvin J. Algood, Russell E.
Algood, Shirley Cook, John G. Algood, Jeffrey J. Algood Irrevocable Trust, David R. Algood Irrevocable Trust and Stuart R. Algood
Irrevocable Trust.

         "Ancillary Agreements" shall mean any supplemental agreement, undertaking, instrument, document or other writing executed by the Company or any of its Subsidiaries or by any of their Stockholders as a condition to purchasing any of the Securities under this Agreement or otherwise in connection herewith, including, without limitation, the Stockholders' Agreement and the Registration Rights Agreements.

         "Board" shall mean the Company's Board of Directors.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Indiana.

         "Capital Lease" shall mean any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

         "Capital Expenditures" shall mean all payments for any fixed assets or improvements (whether paid in cash or accrued as liabilities, and including in all events all amounts expended or capitalized under capital leases and any expenditures  financed  by  anybody  during  that  period),  including,  without limitation, computer software and computer software licenses, or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

         "Charges" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Obligations, (ii) the

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Company  or  any  of its  Subsidiaries'  employees,  payroll,  income  or  gross receipts, (iii) the Company or any of its Subsidiaries' ownership or use of any of its assets, or (iv) any other aspect of the Company or any of its Affiliates' business, in each case including any and all interest and penalties.

         "Closing Date" shall mean that date upon which the Closing occurs and shall be a date agreed upon between the Company and the Purchaser and "Closing" shall mean the moment on the Closing Date on which the purchase and sale of the Securities is made.

         "Company's Stock Option Plan" shall mean the General Acceptance Corporation Employee Stock Option Plan and the General Acceptance Corporation Outside Directors' Stock Option Plan, collectively.

         "Conseco Directors" shall mean the individuals designated by Conseco, Inc. pursuant to the Stockholders' Agreement to be elected to the Board.

         "Debentures" shall mean the 12% Subordinated Convertible Debentures of the Company held by Purchaser or any of its Affiliates.

         "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

         "ERISA Affiliate" shall mean, with respect to the Company, any trade or business (whether or not incorporated) under common control with the Company and which, together with the Company, are treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

         "ERISA Event" shall mean, with respect to the Company or any ERISA Affiliate, (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of the Company, any of its

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Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

         "Financing Agreements" shall mean the following agreements, together with the related documents thereto, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or any successor or replacement agreement: Amended and Restated Motor Vehicle Installment Contract Loan and Security Agreement by and between the Company and General Electric Capital Corporation ("GECC") dated as of April 11, 1997.

         "Fiscal Year" shall mean the calendar year.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), but not including accounts payable and other obligations to trade creditors and normal operating expenses characterized as liabilities incurred in the ordinary course of business, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments (except where such instruments evidence repayment of amounts referred to in subparagraph (i)),
(iii) all Capital Lease

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Obligations, and (iv) in the case of the Company, the Debentures.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "Licenses" shall have the meaning assigned to such term in Section 5.11; individually a "License."

         "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, Charge, claim, security interest, easement or encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any Capital Lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Material Adverse Effect" shall mean any material adverse effect on the business, assets, operations, or financial or other condition or prospects of the Company or any of its Subsidiaries.

         "Multiemployer  Plan" shall mean a  "multiemployer  plan" as defined in
Section 4001(a)(3) of ERISA, and to which the Company, any of its Subsidiaries or any ERISA Affiliate is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are employed by any of them.

         "Obligations" shall mean any principal, interest, premium, penalties, fees and other liabilities and obligations due under the documentation governing any Indebtedness (including interest after the commencement of any bankruptcy, insolvency, rehabilitation, liquidation, conservation, supervision or similar proceedings).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Pension Plan" shall mean an employee pension benefit plan, as defined in Section (3)(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which the Company, any of its Subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains,

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contributes  to  or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Plan" shall mean an employee benefit plan, as defined in Section 3(3) of ERISA, which the Company or any of its Subsidiaries maintains or makes or is obligated to make contributions to on behalf of participants who are or were employed by any of them.

         "Qualified Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under
Section 401(a) of the IRC, and which the Company, any of its Subsidiaries or any ERISA Affiliate maintains or makes or is obligated to make contributions to on behalf of participants who are or were employed by any of them.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed with the SEC.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Senior Indebtedness" shall mean all Indebtedness under the Financing Agreements whether or not existing or hereinafter incurred and whether fixed or contingent.

         "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

         "Subsidiary" shall mean, with respect to any Person, (a) any

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corporation of which an aggregate of 50 percent or more of the outstanding Stock
(irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50 percent or more.

         "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of the Purchaser by the jurisdictions under the laws of which the Purchaser are organized or is engaged in business (other than by reason of the transactions contemplated by this Agreement or the Ancillary Agreements) or any political subdivision thereof.

         "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

         "Transactions" shall mean the purchase and sale of the Securities as described in the recitals to this Agreement, and all transactions related or incidental thereto.

         "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Company, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

         "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

         Any accounting term used in this Agreement shall have, unless

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otherwise  specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied and consistent with the Financials. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

         The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement. As used herein, the word "or" is not exclusive.

         "The knowledge of the Company" shall mean the knowledge of the chief executive officer and chairman of the Board, or the chief financial officer of the Company.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

II.      THE PURCHASE OF SECURITIES

         2.1. Sale and Purchase of Securities. (a) Subject to the terms and conditions herein, on the Closing Date, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, 16,000,000 shares of Common Stock for an aggregate purchase price of $4,000,000. The Closing shall take place in Indianapolis, Indiana on the Closing Date. On the Closing Date, the Company will deliver to the Purchaser the Common Stock sold by the Company, against delivery by the Purchaser of the purchase price to the Company in immediately available funds.

         2.2. Use of Proceeds. The Company shall use the proceeds of the sale of the Securities to repay the $1,000,000 Demand Promissory Note, dated January 26, 1998 held by American Life and Casualty Insurance Company, purchase of real estate and improvements that currently serve as the Company's headquarters, purchase and originate automobile loans and fund working capital needs in connection with such purchases and originations and for other purposes in the ordinary course of business.


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III.  CONDITIONS PRECEDENT

         3.1. Conditions to the Purchase. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of the Purchaser hereunder, the Company shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and the Purchaser shall not be obligated to make the purchases of the Securities hereunder, unless and until each of the following conditions precedent shall have been fulfilled or waived by the Purchaser, and the Company shall have delivered, where applicable, in form and substance satisfactory to the Purchaser, and (unless otherwise indicated) each dated the Closing Date:

         (a) All of the representations and warranties of the Company contained in this Agreement or in any of the Ancillary Agreements shall be correct in all material respects as though made on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date.

         (b) The Purchaser shall have received a written certification by the chief financial officer of the Company as to the matters set forth in Section 3.1(a) hereof.

         (c) The Purchaser shall have purchased the Algood Debentures and common stock held by the Algood Family pursuant to an agreement of even date herewith.

         (d) Resolutions of the Board certified by the Secretary or Assistant Secretary of the Company, to be dated, duly adopted and in full force and effect as of the Closing Date, authorizing (i) the consummation of the Transactions and
(ii) specific officers to execute and deliver the Ancillary Agreements.

         (e) Certificates of the secretary or an assistant secretary of the Company, dated the Closing Date, as to the incumbency and signatures of the officers or representatives of such entity executing this Agreement and the Ancillary Agreements and any other certificates or other documents to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such secretary or assistant secretary.

         (f) Certificate of Existence from the Indiana Secretary of State, dated the most recent practicable date prior to the Closing Date, showing that the Company is organized and in good standing in the State of Indiana.


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         (g) Each consent,  license and approval required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Ancillary Agreements, and the consummation of the Transactions; such consents, licenses and approvals shall be in full force and effect and be satisfactory in form and substance to the Purchaser.

         (h) A copy of the certificate of incorporation and all amendments thereto of each of the Company, General Acceptance Corporation Reinsurance, Limited and copies of their respective by-laws all of which shall be certified by the secretary or assistant secretary of each respective corporation as true and correct as of the Closing Date.

         (i) The Purchaser shall have received the Financials, projections and such other financial and other information regarding the Company and its Subsidiaries as the Purchaser deems appropriate.

         (j) The Company shall have acquired the headquarters building of the Company from Russell Algood.

         (k) A stock certificate representing 16,000,000 shares of Common Stock.

         (l) Employment Agreements for Malvin Algood and Russell Algood shall have been terminated pursuant to separation agreements of even date herewith.

         (m) Agreement by General Electric Capital Corporation to amend various covenants and waive various covenant violations under the Credit Agreement between the Company and General Electric Capital Corporation being executed concurrently herewith.

         (n) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Securities Purchase Agreement under the Hart, Scott, Rodino Antitrust Improvement Act shall have been terminated or shall have otherwise expired.

         (o) Such additional information and materials as the Purchaser may request.

IV.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser makes the following representations and warranties to the Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing until the Securities are no longer held by the
Purchaser:

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         4.1  Organization.  The  Purchaser  is a  corporation  duly  organized, validly existing, and in good standing under the laws of the state of its respective incorporation and it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Purchaser is a wholly owned subsidiary of Conseco, Inc.

         4.2 Due Execution, Delivery and Performance of the Agreement. The execution, delivery, and performance of this Agreement (i) have been duly authorized by all requisite corporate action by the Purchaser, and (ii) will not violate the Certificate of Incorporation or Bylaws of the Purchaser or any provision of any material indenture, mortgage, agreement, contract, or other instrument to which it is a party or by which it or any of its material properties or assets are bound, or be in conflict with, result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract, or other instrument. This Agreement is a legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

         4.3 Investment Representation. The Purchaser represents and warrants that it is purchasing the Securities for its own account, for investment purposes and not with a view to the distribution thereof. The Purchaser agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Securities (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Securities), except in compliance with the Securities Act of 1933, as amended (the "Act"), the rules and regulations thereunder and any applicable state securities laws.

         The Purchaser recognizes that investing in the Securities involves a high degree of risk, and the Purchaser is in a financial position to hold the Securities indefinitely and is able to bear the economic risk and withstand a complete loss of its investment in the Securities. The Purchaser is a sophisticated investor and is capable of evaluating the merits and risks of investing in the Company. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management, has been given full and complete access to information concerning the Company, and has utilized such access to its satisfaction for the purpose of obtaining information or verifying information and has had the opportunity to inspect the Company's operation. The Purchaser has had the opportunity to ask questions of, and receive answers from the management of the Company concerning the Securities and the terms and conditions of this Agreement and the agreements and transactions contemplated hereby, and to obtain any additional information as the Purchaser may have requested in making its investment decision. The Purchaser is an "accredited investor", as defined by Regulation D promulgated under the Act. The Purchaser understands that the Securities have not been, and will not be registered under the Securities Act by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Act; and that the Securities must be held by the Purchaser indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from registration.


         Notwithstanding anything to the contrary in this Agreement, no investigation by the Purchaser shall affect the representations and warranties of the Company under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to the Purchaser in connection with the transactions contemplated hereby.

V.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce the Purchaser to purchase the Securities as herein provided, the Company makes the following representations and warranties to the Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing:

         5.1. Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state or country of incorporation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the Transactions) (v) is in compliance with its certificate or articles of incorporation, as applicable, and by-laws; and (vi) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

         5.2.  Corporate  Power;  Authorization;  Enforceable  Obligations.  The
execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and all instruments and documents to be delivered by the
Company: (i) are within the Company's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Company's articles of incorporation or by-laws; (iv) will not violate any law or regulation, including any and all
Federal and state securities laws, or any order or decree of any court or governmental instrumentality; (v) except as set forth on Schedule 5.2, will not, in any material respect, conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound (including, but not limited to, the Financing Agreements); and (vi) will not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries. Except as set forth on Schedule 5.2, no consent, waiver or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority), which has not been obtained as of the Closing Date is required in connection with the execution, delivery, performance by, or validity of this Agreement or the Ancillary Agreements. All such consents, waivers, authorizations and filings, except as set forth on Schedule 5.2, have been obtained or made. On or prior to the Closing Date, each of this Agreement and the Ancillary Agreements shall have been duly executed and delivered on behalf of the Company and each shall then constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to the principles of public policy and any bankruptcy and insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limited to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar entity before which any proceeding thereafter may be brought.

         5.3. SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents") or has filed adequate extensions therefor; (ii) as of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).


         5.4. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or previously disclosed to Purchaser, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which would have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer or other employee of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or
(z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or other employee or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

         5.5. No Default. Neither the Company nor any of its Subsidiaries is in default, nor to the best knowledge of any of the Company or any of its Subsidiaries is any third party in default, under or with respect to any contract, agreement, lease or other instrument, including, but not limited to, the Financing Agreements, to which any of the Company or its Subsidiaries is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect or which has been waived or will be waived pursuant to the agreement with General Electric Capital Corporation referred to in Section 3.1(m) of this Agreement. No Default or Event of Default exists on the date hereof.

         5.6. Employment Matters. Hours worked by and payments made to employees of the Company or any of its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which would have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or such Subsidiary.

         5.7. Other Ventures. Except as set forth in the Filed SEC Documents or on Schedule 5.7 hereto, neither the Company nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

         5.8. Taxes. Except as set forth on Schedule 5.8 hereto, all Federal, state, local and foreign tax returns, reports and statements required to be filed (including, for all purposes of this Section 5.8, any filed or to be filed on a consolidated, combined or unitary basis with any other company) by each of the Company or any of its Subsidiaries have been timely filed with the appropriate Governmental Authority and such returns, reports and statements were true, correct and complete in all respects to the knowledge of the Company. All Charges and other impositions shown to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest or late charge has been paid. Proper and accurate amounts have been withheld by each of the Company and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. The Federal income tax returns of each of the Company and its Subsidiaries have been examined by the IRS or the period covered by such tax returns has been closed by applicable statute of limitations, for all periods prior to 1995. The state income or franchise tax returns of each of the Company and its subsidiaries have not been examined by any relevant Governmental Authority and no examinations are noticed or in process. Except as set forth on Schedule 5.8 hereto, all deficiencies asserted as a result of such examinations or otherwise have been paid, fully settled or adequately provided for in the Financials and no issue has been raised by a Federal, state, local or foreign Governmental Authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No other deficiency for any Charges has been proposed, asserted or assessed against any of the Company or its Subsidiaries by any Federal, state, local or foreign Governmental Authority. Except as set forth on Schedule 5.8 hereto, no Federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Charges or tax returns of any of the Company or its Subsidiaries. Except as described in
Schedule 5.8 hereto, none of the Company or its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period of time within which to file a tax return, report or statement which has not since been filed or the period for assessment or collection of any Charges. None of the Company or its subsidiaries has agreed or has been requested to or has an application pending to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth on Schedule 5.8 hereto, neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under any tax sharing or similar agreement or arrangement.

         5.9. No Litigation. Except as set forth on Schedule 5.9 hereto, no material action, claim or proceeding is now pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against any of the Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators nor to the knowledge of any of the Company or any of its Subsidiaries does a state of facts exist which is reasonably likely to give rise to such proceedings. None of the matters set forth therein questions the validity of any of this Agreement or the Ancillary Documents or any action taken or to be taken pursuant thereto, or would have either individually or in the aggregate a Material Adverse Effect.

         5.10. Other Contracts. The Company has previously disclosed to the Purchaser each agreement, contract, lease, sublease, promissory note or evidence of indebtedness (whether written or oral) that involves the payment or potential payment by or to the Company or any of its Subsidiaries of more than One Hundred Thousand Dollars ($100,000) or that is otherwise individually material to the business of the Company or such Subsidiary.

         Each of such disclosed agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings is valid and enforceable in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to the principles of public policy and any bankruptcy and insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limited to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar entity before which any proceeding therefor may be brought. To the knowledge of the Company, there does not exist any default by any third party to any such agreement, contract, commitment, lease, plan or other instrument, document or undertaking which default would have a Material Adverse Effect.

         5.11. Licenses. The Company or any of its Subsidiaries hold active licenses, permits or authorizations to transact business

(collectively, the "Licenses") in all jurisdictions where the conduct of their business requires such License unless the failure to obtain such License would not result in a Material Adverse Effect. Except as set forth on Schedule 5.11, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings and to the Company's knowledge no such suspension or revocation has been threatened by any licensing authority.

         5.12. Capital Structure of the Company. The entire authorized capital stock of the Company consists solely of 25,000,000 shares of common stock, no par value, of which 6,022,000 shares are issued and outstanding, and 5,000,000 shares of preferred stock, no par value, none of which are outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are not subject to preemptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. Except for the Securities and options to purchase Common Stock and warrants to purchase Common Stock as set forth on Schedule 5.12 hereto and the options issuable under the Company's Stock Option Plan to purchase 600,000 shares of Common Stock, there are no outstanding or authorized subscriptions, options, warrants, calls, commitments, agreements or arrangements of any kind relating to the issuance, transfer, delivery or sale of any additional shares of capital stock or other securities of the Company, including, but not limited to, any right of conversion or exchange under any outstanding security, agreement or other instrument. None of the options and warrants to purchase Common Stock will have their vesting period accelerated as a result of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (other than any subsequent tender offer by Conseco, Inc.). Except as set forth on Schedule 5.12, there are no authorized or outstanding voting agreements, voting trusts, proxies, stockholder agreements, rights to purchase, transfer restrictions, or other similar arrangements with respect to any of the capital stock of the Company of which the Company has knowledge. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company. The Company has no indebtedness for dividends, interest or other distributions declared or accumulated but unpaid with respect to any securities of the Company. No Person has a claim arising out of a violation of any preemptive rights of a stockholder of the Company, nor any claim based upon ownership, repurchase or redemption of any shares of the Company's capital stock.

         5.13. Broker's or Finder's Fee. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated by this Agreement.

         5.14. Disclosure. The Company has not withheld from the Purchaser any material facts relating to the assets, properties, operations, financial condition, or prospects of the Company. No representation or warranty of the Company in this Agreement or the Ancillary Agreements, and no statement contained in any certificate or other instrument delivered by the Company in connection with the transactions contemplated by this Agreement or the Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

VI.  AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, unless the Purchaser shall otherwise consent in writing, from and after the date hereof and until March 12, 2000:

         6.1. Maintenance of Existence and Conduct of Business. The Company shall and shall cause each of its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all Licenses or similar qualifications required by them to engage in their business in all jurisdictions in which they are at the time so engaged; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its trademarks and tradenames (if any), and preserve all the remainder of its material property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         6.2. Payment of Obligations. (a) Subject to subsection (b) below, the Company shall and shall cause each of its Subsidiaries to pay and discharge or cause to be paid and discharged all its Indebtedness, as and when due and payable (including any applicable grace period).

         (b) Notwithstanding subsection (a) above, the Company and its Subsidiaries shall not be required to pay Indebtedness so long as (i) it is in good faith and by appropriate proceedings diligently contesting such Indebtedness, (ii) any reserve required by GAAP shall have been made therefor, and (iii) the contest will not result in the forfeiture or loss of any asset or property of the Company or its Subsidiaries other than cash or its equivalent.

         6.3. Books and Records. The Company shall and shall cause each of its Subsidiaries to keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials.

VII.  SECURITIES LAW MATTERS

         Each certificate or instrument representing the Securities shall bear a legend substantially in the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER PURSUANT TO A SECURITIES PURCHASE AGREEMENT DATED MARCH 12, 1998 BY AND BETWEEN GENERAL ACCEPTANCE CORPORATION AND CIHC, INCORPORATED, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, UNDER THE ACT, BASED ON AN OPINION LETTER OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

VIII.  MISCELLANEOUS

         8.1. Press Releases. Except as required by applicable law, the Purchaser and the Company will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved as to form and content by the other party, which approval shall not be unreasonably withheld.

         8.2. Expenses. The Company will pay its own costs and expenses and the costs and expenses of the Purchaser incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         8.3. Indemnification. (a) The Company shall indemnify and hold harmless the Purchaser against and from any losses, claims, damages, liabilities or expenses ("Losses") insofar as the Losses (or actions in respect thereof) arise out of or are based upon (i) the falsity or incorrectness as of the Closing Date of any representation or warranty of the Company contained in or made pursuant to this Agreement or any of the Ancillary Agreements, or (ii) the existence of any condition, event or fact constituting, or which with notice or passage of time, or both, would constitute a default in the observance of any of the Company's undertakings or covenants under or pursuant to the Articles of Incorporation. The Company shall also pay all reasonable attorneys' and accountants' fees and costs and court costs incurred by the Purchaser in enforcing the indemnification provided for in this Section 8.3(a). Notwithstanding the foregoing, the Company expressly agrees and acknowledges that the right of indemnification granted herein to the Purchaser shall not be deemed to be the exclusive remedy available to the Purchaser for any of the matters described in this Section 8.3(a).

         (b) The Purchaser shall indemnify and hold harmless the Company against and from any Losses insofar as the Losses (or actions in respect thereof) arise out of or are based upon the falsity or incorrectness as of the Closing Date of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement or any of the Ancillary Agreements. The Purchaser shall also pay all reasonable attorneys' and accountants' fees and costs and court costs incurred by the Company in enforcing the indemnification provided for in this
Section 8.3(b). Notwithstanding the foregoing, the Purchaser expressly agrees and acknowledges that the right of indemnification granted herein to the Company shall not be deemed to be the exclusive remedy available to the Company for any of the matters described in this Section 8.3(b).

         8.4. Assignment. Neither party may assign any of its rights, title, interest, remedies, powers and duties hereunder without prior written consent of the other parties hereto. However, the Company hereby consents to the Purchaser's assignments, at any time or times, of any of the Purchaser's rights, title, interests, remedies, powers and duties hereunder, whether evidenced by a writing or not, to any of the Affiliates of the Purchaser that are Subsidiaries of Conseco, Inc. The Company agrees that it will use its best efforts to assist and cooperate with the Purchaser in any manner reasonably requested by the Purchaser to effect such assignments.

         8.5. Remedies. The Purchaser' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Purchaser may have under any other agreement, including without limitation, the Ancillary Agreements, by operation of law or otherwise.

         8.6. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or the Ancillary Agreements.

         8.7. Arbitration. If a dispute arises as to interpretation of this Agreement, it shall be decided finally by three arbitrators in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrators shall be appointed as follows: one by the Company, one by the Purchaser and the third by the said two arbitrators, or, if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. The third arbitrator shall be chairman of the panel and shall be impartial. The arbitration shall take place in Carmel, Indiana. The decision of a majority of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of the arbitrator appointed by it, its counsel and its witnesses. The parties shall share equally the fees and expenses of the impartial arbitrator.

         8.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.9. Parties. This Agreement and the other Ancillary Agreements shall be binding upon, and inure to the benefit of, the successors of the Company, and the successors and assigns of the Purchaser.

         8.10. Conflict of Terms. Except as otherwise provided in this Agreement or any of the Ancillary Agreements by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Ancillary Agreements, the provision contained in this Agreement shall govern and control.

         8.11. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OF THE ANCILLARY AGREEMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE PURCHASER AND THE COMPANY AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE FEDERAL OR STATE COURTS IN THE COUNTY OF MARION, STATE OF INDIANA. SERVICE OF PROCESS ON THE COMPANY OR THE PURCHASER IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 8.12 HEREOF. NOTHING HEREIN SHALL PRECLUDE THE PURCHASER OR THE COMPANY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

         8.12. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or telecopied and confirmed by telecopy answer back, addressed as follows:

         (a)  If to the Purchaser at:

                           11825 North Pennsylvania Street
                           Carmel, Indiana 46032
                           Attention: John J. Sabl
                           Facsimile: (317) 817-6327

         (b)  If to the Company at:

                           1025 Acuff Road
                           Bloomington, Indiana 47404
                           Attention: Chief Financial Officer
                           Facsimile: (812) 337-6029

                  With copies to:

                           Hackman McClarnon Hulett & Cracraft
                           Suite 2400 One Indiana Square
                           Indianapolis, Indiana 46204
                           Attention: Marvin L. Hackman
                           Facsimile: (317) 686-3288

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or upon receipt if the same shall have been telecopied and confirmed by telecopy answer back or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         8.13. Survival. The representations and warranties of the Company and the Purchaser in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the Closing for a period ending on March 12, 2000.


         8.14. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         8.15. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.



                                                  CIHC, INCORPORATED
                                                    As the Purchaser



                                                  By:/s/WILLIAM T. DEVANNEY
                                                     ---------------------------
                                                     William T. Devanney, Senior
                                                        Vice President


                                                  GENERAL ACCEPTANCE CORPORATION
                                                    As the Company



                                                  By:/s/JAMES J. LARKIN
                                                     ---------------------------
                                                     James J. Larkin, Chief
                                                       Executive Officer